Exhibit 99.1

 News From

Buena, NJ 08310

Release Date: March 9, 2016

Contact:	Jenniffer Collins
Teligent, Inc.
(856) 697-4379
www.teligent.com

TELIGENT, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END 2015 RESULTS

BUENA, NJ – (PRNewswire) – Teligent, Inc. (NASDAQ: TLGT), a New Jersey-based specialty generic pharmaceutical company, today announced its financial results for the fourth quarter and year ended December 31, 2015.

Fourth Quarter 2015 Highlights

•	Total revenues of $13.1 million in the fourth quarter of 2015, a decrease of 5% over the same quarter in 2014, and an increase of 13% over the third quarter in 2015.
•	Total net revenues generated from the sale of our generic topical and injectable pharmaceutical products for the fourth quarters of 2015 and 2014 of $8.1 million and $10.5 million, respectively, compared to $8.7 million in the third quarter of 2015.
•	Total revenues generated from contract manufacturing services for the fourth quarters of 2015 and 2014 of $4.8 million and $3.1 million, respectively, compared to $2.7 million in the third quarter of 2015.
•	Gross margin for the fourth quarter equaled 45% as compared to 61% in the fourth quarter of 2014, and 52% in the third quarter of 2015.
•	Operating loss was $2.8 million in the fourth quarter of 2015, which includes $2.3 million of costs related to the acquisition of Alveda Pharmaceuticals, Inc., compared to operating income of $4.1 million in the same period in 2014, and $0.4 million in the third quarter of 2015.
•	Our operating results in the fourth quarter of 2015 include $3.9 million in research and development costs, compared to $1.9 million in the same quarter in 2014, and $3.3 million in the third quarter of 2015.
•	Adjusted EBITDA (as defined and reconciled to GAAP) for the fourth quarter of 2015 and 2014 was income of $0.9 million and $4.8 million, respectively.

•	Adjusted earnings (loss) per fully diluted share (as defined and reconciled to GAAP) for the fourth quarter of 2015 and 2014 was ($0.02) and $0.06, respectively.
•	Total revenues of $44.3 million for the full year 2015, an increase of 31% over 2014.
•	Operating loss was $3.2 million for the year ended December 31, 2015, which includes $2.3 million of costs related to the acquisition of Alveda Pharmaceuticals, Inc., compared to operating income of $3.9 million in the same period in 2014.
•	Our operating results for the year ended December 31, 2015 include $13.2 million in research and development costs, compared to $6.9 million in the same period in 2014.
•	Teligent filed six Abbreviated New Drug Applications (ANDAs) in the fourth quarter of 2015 with the U.S. Food and Drug Administration (FDA) for a total of fifteen in 2015.

•	Teligent appointed Steve Richardson as Chief Scientific Officer in October of 2015.
•	Teligent acquired three currently marketed injectable products from Concordia Pharmaceuticals, Inc., S.A.R.L., for $10 million in cash: Fortaz®, Zinacef™, and Zantac® Injection in October 2015.
•	In November 2015, Teligent completed the acquisition of the assets of Alveda Pharmaceuticals, Inc. for $35.4 million in cash, which provides Teligent a significant entry into the Canadian market for generic injectable products.
•	In December of 2015, Teligent received approval of the Company's supplemental new drug application (sNDA) from the U.S. Food and Drug Administration (FDA) for CEFOTAN® (Cefotetan for Injection). This is the Company's first product approved from the portfolio of discontinued and withdrawn new drug applications (NDAs) and abbreviated new drug applications (ANDAs), which the Company purchased from Astra Zeneca on September 25, 2014. The Company will launch this product in the United States this month.

Full Year 2016 Financial Guidance

•	The Company expects total revenue between $60.0 and $70.0 million for the year ended December 31, 2016.
•	The Company anticipates gross margin of 52% to 55% for the year ended December 31, 2016.
•	The Company intends to submit at least 15 ANDAs with the FDA for the full year 2016. The Company intends to submit an additional 8 Abbreviated New Drug Submissions (ANDSs) with Health Canada for the full year 2016. In order to complete all of the development work required for the 2016 filings, the Company expects to spend between 28% and 32% of total revenue in research and development by the end of 2016.
•	The Company expects operating income between $1.0 and $2.0 million for the year ended December 31, 2016.

Teligent’s President and Chief Executive Officer, Jason Grenfell-Gardner, stated, “2015 was a very important year for Teligent. We certainly ended 2015 stronger than where we started. After the acquisition of Alveda in the fourth quarter, Teligent now has broader operational presence, including offices in Canada and Estonia. We now have a profitable commercial platform of nineteen hospital-administered injectable products and a growing pipeline in Canada. We added Steve Richardson, our new Chief Scientific Officer to lead and expand our R&D expertise, we acquired our first three commercialized injectable products in the US, and we received approval of the Company's sNDA from the FDA for CEFOTAN® (Cefotetan for Injection), which will be launched this month. In February 2016, we received approval from the FDA for both lidocaine 5% ointment and desoximetasone ointment USP 0.25%. Today in the US, we now market nine products in sixteen presentations in the generic topical market, and another four products in seventeen presentations in the injectable market. This compares to the just six topical generic products we marketed in the fourth quarter of 2014.”

Mr. Grenfell-Gardner continued, “As we announced last month, the timely fifteen-month approval of our desoximetasone ointment USP 0.25% was a first review cycle approval, which is consistent with the FDA's goals under the Generic Drug User Fee Amendments ("GDUFA"). This was our first product approved from our pipeline of applications filed under GDUFA Year 3, which began on October 1, 2014. We continue to be optimistic regarding the positive momentum that we are seeing in our pipeline at the FDA, especially with regard to applications filed in GDUFA Year 3 and Year 4. We believe that our recent approval and continued increased rate of review is evidence that the implementation of the GDUFA is working. Based on January 2016 IMS Health data, the addressable market for our pipeline of now thirty-one ANDAs is estimated at $1.4 billion, excluding our four partnered submissions.  Notably, approximately 75% of the total addressable market in our pipeline relates to submissions filed in GDUFA Year 3 or later.”

“Although this year presented some commercial challenges early in 2015, I believe we have addressed those challenges head on and delivered. Despite significant market changes in our largest product earlier in 2015, we grew revenue 31% compared to 2014 and gross profit increased $4.5 million, or 27%. We increased R&D spending by $6.3 million or 91%, over 2014 as we filed 15 ANDAs in 2015, compared to 11 in 2014, hired our Chief Scientific Officer, and advanced our development program to have 31 ANDAs on file with the FDA and 4 ANDSs on file with Health Canada. In addition, we have another 39 products in development, 10 of which are on stability in the US, and an additional eight products in the development pipeline in Canada. On top of all these achievements, we were able to complete two acquisitions in the fourth quarter of 2015.”

Mr. Grenfell-Gardner continued, “We believe we are well positioned to increase revenues to $60 to $70 million in 2016, which would lead to increased gross margins of between approximately 52% and 55% for 2016.  As we continue to invest in R&D to drive our future growth, we expect to increase R&D expense to approximately 28% to 32% of total revenue in 2016, which would allow us to file at least fifteen more ANDAs in 2016, most of which would require third party studies.  We recognize this R&D spend is well above industry average. Over the next few years, as our product pipeline advances to commercialization, we expect total R&D as a percentage of revenue to approach closer to 8% to 10% of revenue. Based on the foregoing, we would anticipate Adjusted EBITDA (Earnings before interest, taxes, depreciation and amortization) to range between $6 and $7 million in 2016, after our significant investment in research and development.”

The Company will hold a conference call at 4:15 pm ET today, Wednesday, March 9, 2016 to discuss the 4th quarter and year end 2015 results.

The Company invites you to listen to the call by dialing 1-888-346-3479. International participants should call 1-412-902-4260. Canadian participants should call 1-855-669-9657. Participants should ask to be joined into the Teligent, Inc. call.

This call is being webcast by MultiVu (a PR Newswire Company) and can be accessed in the Investor Relations Section of Teligent Inc.'s website at www.teligent.com.

About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “plan,” “believe,” “continue,” “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Teligent, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Teligent, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial information required in accordance with U.S. generally accepted accounting principles (GAAP), Teligent is also presenting EBITDA and Adjusted EBITDA which are non-GAAP financial measures. Since EBITDA, Adjusted EBITDA and Adjusted EBITDA before research and development costs are non-GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Teligent's definition of Adjusted EBITDA may not be comparable to similarly titled non-GAAP financial measures reported by other companies.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income, plus: Interest expense, net

Provision for income taxes

Depreciation and amortization

Amortization of intangibles

Inventory step up and acquisition costs related to acquisitions

Non-cash expenses, such as share-based compensation expense, and preferred stock dividend

Less: change in the fair value of derivative liability

Foreign currency translation

The Company believes that Adjusted EBITDA is a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add back of non-cash and non-recurring operating expenses which have little to no bearing on cash flows and may be subject to uncontrollable factors not reflective of the Company's true operational performance (i.e. fair value adjustments to the derivative liability).

While the Company uses EBITDA, Adjusted EBITDA and Adjusted EBITDA before research and development costs in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company's performance, it is open to certain shortcomings. EBITDA and Adjusted EBITDA do not take into account the impact of capital expenditures on either the liquidity or the financial performance of the Company and likewise omit share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense.  Due to the inherent limitations of EBITDA, Adjusted EBITDA and Adjusted EBITDA before research and development costs, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with EBITDA and Adjusted EBITDA and encourages investors to do likewise.

TELIGENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share information)

	Three months ended December 31,
	2015	2014
Revenues:
Product sales, net	$12,965	$13,579
Research and development income	103	105
Licensing, royalty and other revenue	3	51
Total revenues	13,071	13,735

Costs and Expenses:
Cost of revenues	7,127	5,345
Selling, general and administrative expenses	4,861	2,413
Product development and research expenses	3,852	1,864
Total costs and expenses	15,840	9,622
Operating income (loss)	(2,769)	4,113

Other Income (Expense):
Change in the fair value of derivative liability	-	2,300
Foreign exchange gain (loss)	109
Interest and other expense, net	(3,680)	(608)
Income (loss) before income tax expense	(6,340)	5,805

Income tax expense	35	173

Net income (loss)	$(6,375)	$5,632

Basic earnings (loss) per share	($0.12)	$0.11
Diluted earnings (loss) per share	($0.12)	$0.09

Weighted average shares of common stock outstanding:
Basic	52,917,863	52,784,635
Diluted	52,917,863	67,167,566

TELIGENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2015 and 2014

(in thousands, except share and per share information)

	2015	2014
Revenues:
Product sales, net	$43,497	$32,104
Research and development income	578	1,490
Licensing, royalty and other revenue	175	146
Total revenues	44,250	33,740

Costs and Expenses:
Cost of revenues	22,935	16,948
Selling, general and administrative expenses	11,336	5,976
Product development and research expenses	13,171	6,910
Total costs and expenses	47,442	29,834
Operating income (loss)	(3,192)	3,906

Other Income (Expense):
Change in the fair value of derivative liability	23,144	2,300
Foreign exchange gain (loss)	109	-
Interest and other expense, net	(13,358)	(782)
Income (loss) before income tax expense	6,703	5,424

Income tax expense	35	173

Net income (loss)	$6,668	$5,251

Basic earnings per share	$0.13	$0.11
Diluted earnings (loss) per share	($0.07)	$0.09

Weighted average shares of common stock outstanding:
Basic	52,872,814	49,817,721
Diluted	67,111,995	64,207,190

TELIGENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share information)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$87,191	$158,883
Accounts receivable, net	14,028	14,366
Inventories	8,985	2,784
Prepaid expenses and other receivables	1,644	1,185
Total current assets	111,848	177,218
Property, plant and equipment, net	8,706	3,262
Debt issuance costs, net	4,027	5,132
Intangible assets,net	54,320	10,604
Goodwill	426	-
Other	5,435	862
Total assets	$184,762	$197,078

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,955	$1,643
Accrued expenses	6,267	5,141
Payable for product acquisition costs	-	6,000
Other current liabilities	546	218
Total current liabilities	10,768	13,002

Convertible 3.75% senior notes, net of debt discount (face of $143,750)	106,991	100,311
Fair value of derivative liability - convertible 3.75% senior notes	-	41,400
Note payable, bank	-	3,160
Deferred tax liability	244	-
Other long term liabilities	-	71
Total liabilities	118,003	157,944

Stockholders’ equity:
Series A Convertible Preferred stock, $0.01 par value, 100 shares authorized; 0 shares issued and outstanding as of December 31,
2015 and December 31, 2014, respectively	-	-
Series C Convertible Preferred stock, $0.01 par value, 1,550 shares authorized; 0 shares issued and outstanding as of December 31,
2015 and December 31, 2014, respectively	-	-
Common stock, $0.01 par value, 100,000,000 and 60,000,000 shares authorized; 53,000,689 and 52,819,787 shares issued and outstanding
as of December 31, 2015 and December 31, 2014, respectively	549	548
Additional paid-in capital	99,258	78,172
Accumulated deficit	(32,918)	(39,586)
Cumulative translation adjustment	(130)	-
Total stockholders’ equity	66,759	39,134
Total liabilities and stockholders' equity	$184,762	$197,078

TELIGENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2015 and 2014

(in thousands)

	2015	2014
Cash flows from operating activities:
Net income	$6,668	$5,251
Non-cash expenses	(11,994)	(166)
Changes in operating assets and liabilities	(10,187)	(8,976)

Net cash used in operating activities	(15,513)	(3,891)

Net cash used in investing activities	(53,068)	(3,792)

Net cash (used in) provided by financing activities	(3,111)	164,465

Net (decrease) increase in cash and cash equivalents	(71,692)	156,782
Cash and cash equivalents at beginning of period	158,883	2,101

Cash and cash equivalents at end of period	$87,191	$158,883

TELIGENT, INC. AND SUBSIDIARIES

GROSS TO NET CALCULATION

(in thousands)

	Three months ended December 31,		Years ended December 31,
	2015	2014	2015	2014

Gross product sales	$26,374	$25,518	$99,721	$51,136

Reduction to gross product sales:
Chargebacks and billbacks	12,967	13,108	50,127	26,940
Sales discounts and other allowances	5,271	1,920	17,974	4,366
Total reduction to gross product sales	18,238	15,028	$68,101	$31,306

Product sales, net	8,136	10,491	31,620	19,830

Contract manufacturing product sales	4,829	3,088	11,877	12,274

Total product sales, net	$12,965	$13,579	$43,497	$32,104

TELIGENT, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in thousands)

	Three months ended December 31,		Years ended December 31,
	2015	2014	2015	2014

Net income (loss)	$(6,375)	$5,632	$6,668	$5,251

Depreciation and amortization expense	547	216	1,001	532
Amortization of intangibles	424	30	514	120
Interest expense, net	1,361	268	5,508	406
Non-cash interest expense	1,877	261	7,409	261
Provision for income taxes	35	173	35	173
EBITDA	(2,131)	6,580	21,134	6,743

Inventory step-up, related to acquisition	318	-	318	-
Foreign Currency gain	(109)	-	(109)	-
Stock-based compensation expense	555	520	2,263	1,170
Change in the fair value of derivative liability	-	(2,300)	(23,144)	(2,300)
Acquisition Costs	2,256	-	2,256
Adjusted EBITDA	888	4,800	2,718	5,613

Product development and research expenses	3,852	1,264	13,171	6,910

Adjusted EBITDA, before R&D costs	$4,740	$6,064	$15,889	$12,523

TELIGENT, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP ADJUSTED NET INCOME

(in thousands, except share and per share information)

	Three months ended December 31,		Years ended December 31,
	2015	2014	2015	2014

Net income (loss)	$(6,375)	$5,632	$6,668	$5,251

Non-cash interest expense	1,877	261	7,409	261
Acquisition costs	2,256	-	2,256
Provision for income taxes	35	173	35	173
Amortization of intangibles	424	30	514	120
Inventory step-up, related to acquisition	318	-	318	-
Foreign Currency gain	(109)	-	(109)	-
Non-cash stock-based compensation expense	555	520	2,263	1,170
Change in the fair value of derivative liability	-	(2,300)	(23,144)	(2,300)
Adjusted net Income	$(1,020)	$4,316	$(3,791)	$4,675

Non-GAAP Adjusted net income (loss) per diluted share	$(0.02)	$0.06	$(0.06)	$0.07

Weighted average shares of common stock outstanding:
Diluted	52,917,863	67,167,566	67,111,995	64,207,190